EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey R. Hines, President	York, PA 17401
jeffh@yorkwater.com
Or	Kathleen M. Miller, Chief Financial Officer
kathym@yorkwater.com
Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY REPORTS 2nd QUARTER AND SIX MONTHS EARNINGS
AND
ANNOUNCES THE ACQUISITION OF THE EAST PROSPECT (YORK COUNTY) WASTEWATER SYSTEM

York, Pennsylvania, August 8, 2013:  The York Water Company's (NASDAQ:YORW) President, Jeffrey R. Hines, announced today the Company's financial results for the second quarter and the first six months of 2013.

President Hines reported that second quarter operating revenues of $10,737,000 increased $385,000 and net income of $2,342,000 increased $138,000 compared to the second quarter of 2012.  Earnings per share of $0.18 for the three-month period increased $0.01 compared to the same period last year.

President Hines also reported that the first six months operating revenues of $20,806,000 increased $785,000, and net income of $4,481,000 increased $336,000 compared to the first six months of 2012.  Higher revenues were due to an increase in the Distribution System Improvement Charge (DSIC), growth in the customer base, mainly through acquisitions and the addition of wastewater revenues.  The DSIC is a surcharge allowed by the Pennsylvania Public Utility Commission for the replacement of aging infrastructure.  The higher revenues were partially offset by higher income taxes and depreciation expense.  Earnings per share of $0.35 for the six-month period increased $0.03 compared to the same period last year.

During the first six months of 2013, the Company invested $4.1 million in capital projects for routine items as well as various replacements of infrastructure.  The Company estimates it will invest an additional $7.2 million in 2013, excluding acquisitions, for expansion and improvements to its pipes, filtration system, facilities, and dams to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company's growing customer base.

Period Ended June 30
In 000's (except per share)
	Quarter		Six Months
	2013	2012	2013	2012
Operating Revenues	$ 10,737	$ 10,352	$ 20,806	$ 20,021
Net Income	$ 2,342	$ 2,204	$ 4,481	$ 4,145
Average Number of Common Shares Outstanding	12,915	12,832	12,926	12,817
Basic Earnings Per Common Share	$ 0.18	$ 0.17	$ 0.35	$ 0.32
Dividends Declared Per Common Share	$ 0.1383	$ 0.1336	$ 0.2766	$ 0.2672

On June 20, 2013, the Company signed an agreement to purchase the wastewater assets of the East Prospect Borough Authority in York County, Pennsylvania.  Closing of the acquisition is contingent upon receiving approval from all required regulatory authorities.  Closing is expected in the fourth quarter of 2013 at which time the Company will add approximately 400 wastewater customers.

This news release may contain forward-looking statements regarding the Company's operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company's actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

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